CONTRACT OF SALE

This Contract of Sale (herein, the “Contract”) is made as of this 27th day of April, 2018 (the “Effective Date”) by Convergent Media Systems Corporation, a Georgia corporation with an address of 190 Bluegrass Valley Parkway, Alpharetta, GA 30004 (“Seller”) and Metrolina Alpharetta, LLC, its successors and/or assigns with an address of 108 Gateway Blvd., Suite 104, Mooresville, NC 28117 (“Buyer”).

WHEREAS, Seller is the owner of a parcel of land with buildings and improvements situate thereon and commonly known as 190 Bluegrass Valley Parkway, Alpharetta, GA 30004 and designated as Tax Map Number 065-039, and consisting of approximately 11.63 acres more or less, with an approximately 43,524 square foot building located thereon in Forsyth County, Georgia and being more particularly described herein; and

WHEREAS, Buyer is interested in buying the above described Property and Seller is interested in selling said Property on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the Property and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

WITNESSETH

1. Property: (a) Seller agrees to sell and convey to Buyer by limited warranty deed, and Buyer agrees to purchase from Seller all that tract or parcel of land with buildings and improvements situate thereon and commonly known as 190 Bluegrass Valley Parkway, Alpharetta, GA 30004 and designated as Tax Map Number 065-039, and consisting of approximately 11.63 acres more or less, with an approximately 43,524 square foot building located thereon in Forsyth County, Georgia and as more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”).

(b) In addition thereto, Seller shall provide or cause to be provided to Buyer (or its designee) within three (3) business days of the Closing (as defined in Section 8(a)) warrants for the option to purchase 100,000 shares of common stock of Ballantyne Strong Inc. (“BTN”), Seller’s corporate parent company. Such warrants shall be at the following purchase price:

(i)	25,000 warrants to purchase BTN shares at $10 per share;
(ii)	25,000 warrants to purchase BTN shares at $12 per share;
(iii)	25,000 warrants to purchase BTN shares at $14 per share; and 25,000 warrants to purchase BTN shares at $16 per share. Such warrants shall be exercisable within 10 years of the date of Closing.

2. Purchase Price and Deposit: The purchase price shall be the sum of Seven Million Dollars ($7,000,000.00) (the “Purchase Price”) paid as follows: (a) within ten (10) business days of the Effective Date of this Contract of Sale Buyer shall deposit the sum of Twenty Five Thousand Dollars ($25,000.00), with Fidelity National Title Group (Andrew McGarry, 5565 Glenridge Connector, Suite 300, Atlanta, Georgia 30342, 678-460-2400) (the “Escrow Agent”) as a deposit to be held in escrow, which shall be credited toward the Purchase Price at Closing (collectively referred to herein as the “Deposit”) and (b) the balance of the Purchase Price to be paid by certified check or wire transfer to the Escrow Agent at Closing.

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3. Due Diligence; Contingencies: Buyers obligation to close this transaction, in addition to any other conditions contained herein, shall be subject to and contingent upon the following:

(a) Inspection Period. That period of time from the Effective Date through, to and including the close of business for the Forsyth County Registrar of Deeds sixty (60) days from the Effective Date shall constitute Buyer’s inspection period (the “Inspection Period”). During the Inspection Period, Buyer, through its employees and agents, may enter upon the Property for the purpose of making such surveys, appraisals, soil tests, environmental, physical, engineering, feasibility studies and other inspections and investigations as Buyer deems necessary or appropriate in order to assess the condition of the Property and the economic feasibility of the transaction. Subject to the provisions of Paragraph 16 below, Buyer and its authorized agents and employees shall have the right to enter upon the Property to conduct and complete any reasonable investigations, inspections, evaluations, studies, tests and measurements as Buyer deems necessary or advisable. Notwithstanding the foregoing, Buyer shall not conduct any invasive soil and groundwater or geotechnical testing without Seller’s prior consent. Such entry shall not be considered a trespass. Said investigations shall be at the Buyer’s sole expense. Buyer agrees to restore the Property as reasonably as possible to its condition prior to such entry. Subject to the provisions of Paragraphs 3, 16 & 17 of this Contract and during the term of the Inspection Period, Buyer may obtain, at Buyer’s cost, a report of an investigation of the Property carried out and prepared by a licensed engineer or geologist or other environmental professional selected by Buyer employing procedures that a prudent Buyer would employ under the circumstances (“Environmental Site Assessment”). A copy of the final report for the Environmental Site Assessment will be delivered by Buyer to Seller. Should Buyer determine, in its sole discretion, that the Property is unsuitable for Buyer’s intended use or that the transaction is otherwise not feasible, or for any reason including, but not limited to, that the Environmental Site Assessment states that there is more than a low probability that Hazardous Materials are present on or beneath the surface of the Property or any property in the immediate proximity to the Property, or that further investigations are necessary to determine whether Hazardous Materials are present, then Buyer shall have the right to terminate this Contract by giving written notice of termination prior to the expiration of the Inspection Period. In the event such written notice of termination is timely given, then the Deposit shall be returned to Buyer and the parties hereto shall have no further obligations hereunder.

(b) Seller’s Due Diligence Documents. Within five (5) days of the Effective Date of this Contract, Seller shall provide to Buyer, at no cost, any and all documents, maps, reports, surveys, investigations, environmental assessments, tests, notices, plans, title policies, agreements, leases, warranties, appraisals, condition reports, inspection reports and any other materials in its possession or control relating to the Property. Any information provided to Buyer or obtained by Buyer with respect to the Property shall be subject to the provisions of Paragraph 17 below.

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(c) Casualty. If the Property is not in substantially the same condition at Closing as of the Effective Date, reasonable wear and tear excepted, then Buyer shall have the right, exercisable by written notice to Seller, to either (i) terminate this Contract and receive a return of the Deposit or (ii) proceed to Closing whereupon Buyer shall be entitled to receive, in addition to the Property, any of the Seller’s insurance proceeds payable on account of the damage or destruction applicable to the Property.

(d) Lease Agreement. The execution of a lease agreement by BTN in the form attached as Exhibit B (the “Lease Agreement”).

In the event that any of the above contingencies are not met at or prior to Closing, then Buyer shall have the right, exercisable by delivering written notice to Seller, to cancel this Contract and receive a full refund of the Deposit, in which case the parties hereto shall have no further obligations hereunder. The above contingencies are for the benefit of Buyer and Buyer may, in its sole and absolute discretion, waive any one or all of the above contingencies and close this transaction notwithstanding that the waived contingency has not been satisfied.

4. Survey: Buyer may, at any time after the Effective Date, cause a survey (the “Survey”) of the Property, acceptable in form to Buyer, to be made at Buyer’s expense by a registered Georgia land surveyor. Buyer shall cause such Survey to be made prior to Closing. The legal description in Seller’s deed shall be based on the Survey.

5. Title: During the Inspection Period, Buyer, at its expense, shall conduct an examination of the title to the Property. Such examination shall show that the Seller is vested with fee simple marketable title to the Property. The title insurance binder will have no exceptions other than property taxes not yet due and payable and right of ways or easements of record or apparent upon a reasonable inspection of the Property, so long as said rights of way or easements do not prevent or hinder the Buyer’s intended use of the Property (the “Permitted Exceptions”). If, however, the title examination reveals objections to the title, other than the Permitted Exceptions, then Buyer shall deliver written notice to Seller with the title commitment setting forth the objections to title, not later than the expiration of the Inspection Period. Seller shall have the right, but not the obligation, to cure the title objections and if Seller fails to cure such objections within fourteen (14) days, then Buyer shall have the right, as its sole remedy, exercisable by written notice to Seller, notwithstanding that the Inspection Period may have expired, to (i) cancel this Contract and have the Deposit refunded or (ii) elect to close and receive the deed required herein from Seller subject to such title objections.

6. Mutual Cooperation: Seller acknowledges that Buyer shall have the right, exercisable by written notice to Seller within thirty (30) days following the Effective Date, to accomplish a like-kind exchange in connection with this transaction. Seller and Buyer agree to execute any necessary documents and cooperate with each other, at no cost to Seller, in the execution of the like-kind exchange documents, if any, involved in this transaction.

7. Not Applicable.

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8. Closing:

(a) Closing Date. The closing (the “Closing”) shall take place through the offices of the Escrow Agent at a mutually convenient time and date as agreed by the parties hereto, not later than thirty (30) days after the expiration of the Inspection Period (the “Closing Date”).

(b) Seller’s Deliveries. Seller shall deliver to Buyer on the Closing Date the following documents prepared by Seller’s counsel, in a form satisfactory to Seller’s counsel, Buyer’s counsel and the Escrow Agent: (i) a limited warranty deed in the form commonly used for real estate closings in Forsyth County, Georgia; (ii) an owner’s affidavit on the Escrow Agent’s form attesting to the absence of mechanic’s or materialmen’s liens, boundary line disputes, proceedings involving Seller which may affect title to the Property, and parties in possession other than Seller; (iii) a Foreign Investment and Real Property Tax Act (“FIRPTA”) affidavit; (iv) an affidavit of Seller’s state of organization and good standing; (v) a closing settlement statement; (vi) transfer of any and all manufacturer and installation warranties for any improvements on the Property including, but not limited to, roof warranties and HVAC warranties; (vii) a bill of sale for any personal property located upon the Property; (viii) the fully executed Lease Agreement as set forth in Section 3(d) above; and (ix) such other instruments and documents as Buyer’s counsel or Escrow Agent may reasonably request for the purpose of confirming proper and lawful execution and delivery of closing documents and conveyance of the Property to Buyer in accordance with this Contract and applicable provisions of Georgia law. In addition, Seller shall deliver to Buyer, or its designee, on the Closing Date the fully executed warrants set forth in Section 1 herein above.

(c) Buyer’s Deliveries. Buyer shall deliver to Seller on the Closing Date all of the following: (i) an affidavit of Buyer’s state of organization and good standing; (ii) a closing settlement statement; (iii) the balance of the Purchase Price as set forth in Section 2; (iv) the fully executed Lease Agreement as set forth in Section 3(d) above; and (v) such other instruments and documents as Seller’s counsel or Escrow Agent may reasonably request for the purpose of confirming proper and lawful execution and delivery of closing documents and conveyance of the Property to Buyer in accordance with this Contract and applicable provisions of Georgia law.

(d) Possession. Possession of the Property, subject to the Lease Agreement, shall pass to Buyer at the Closing Date.

9. Costs and Expenses:

(a) Seller’s Costs. Seller shall furnish and pay the expense of preparation of the Deed, any documentary or transfer tax stamps, all costs associated with providing fee simple marketable title to the Property and the fees and costs of Seller’s own attorney.

(b) Buyer’s Costs. Buyer shall pay the expense of filing the Deed, the cost of the survey, the title insurance premium and the costs of Buyer’s own attorney.

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(c) Shared Costs. Seller shall provide to Buyer the most recent real property tax bill for the Property. Property taxes for the year in which the closing occurs, rents, insurance, utilities and other items shall be prorated on a calendar year basis as of the date of closing. Each party shall pay one-half (1/2) of the fee of the Escrow Agent. Any other fees or charges shall be allocated in accordance with the laws of the State of Georgia and the customary practice in Forsyth County.

10. Seller’s Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer:

(a) To the best of Seller’s actual knowledge, without investigation, Seller has good and marketable fee simple title to the Property, subject only to the Permitted Exceptions.

(b) To the best of Seller’s actual knowledge, there are no pending, threatened or contemplated condemnation actions involving any portion of the Property and Seller has received no notice of any such action, except as noted in Section 14(b) below.

(c) From the execution of this Contract until the Closing, Seller shall (i) maintain the Property in substantially the same condition as presently exists, reasonable wear and tear excepted, except as otherwise provided in this Contract, and (ii) refrain from entering into any contract or agreement affecting the Property or the title thereto which would extend beyond the Closing, without the prior written consent of Buyer which may be withheld in Buyer’s sole discretion.

(d) Seller is not a ‘foreign person’ which would subject Buyer to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended, and, at Closing, under regulations promulgated pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

(e) There are no leases, licenses, contracts or agreements of any kind whatsoever affecting the Property except for (i) the Permitted Exceptions, (ii) ordinary service contracts entered into in the ordinary course of business, and (iii) certain “desk agreements”, for use of offices within the Property.

(f) To the best of Seller’s actual knowledge, there is no condition at, on, under or related to the Property presently or potentially posing a significant hazard to human health or the environment, whether or not in compliance with law, and Seller has not engaged in any production, use, treatment, storage, transportation or disposal of any Hazardous Materials (as hereinafter defined) on the Property, nor has there been any release or threatened release of any Hazardous Materials, pollutant or contaminant into, upon or over the Property or any property adjacent thereto or into or upon ground or surface water at the Property or any property adjacent thereto.

(g) Except for de minimis amounts of Hazardous Materials customarily used in connection with the operation of the Property, Seller has not stored any Hazardous Materials on the Property or in any underground or above ground tanks, pits or surface impoundments and Seller has not used, placed or stored any polychlorinated biphenol-containing or asbestos-containing materials on the Property or incorporated such materials into any buildings or interior improvements or equipment on the Property.

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“Hazardous Material” means any substance:

(1) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy, or common law; or

(2) which is or prior to closing becomes defined as a “hazardous substance”, pollutant, or contaminant under any federal, state, or local statute, regulation, rule or ordinance or any amendment to any thereof including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); or

(3) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, or instrumentality of the United States, the State of North Carolina or any political subdivision thereof; or

(4) the presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or

(5) which contains, without limitation, gasoline, diesel fuel, or other petroleum hydrocarbons, polychlorinated biphenols (“PCBs”), asbestos, urea formaldehyde foam insulation, or radon gas.

(h) Seller has provided to Buyer copies of all notices, or communications of any type which Seller has received concerning the actual or potential presence of Hazardous Materials on the Property, and copies of all reports or investigations in the possession or control of Seller concerning the actual or potential presence of hazardous substances or any Hazardous Materials on the Property. Seller agrees to immediately provide to Buyer copies of all such aforementioned notices and communications received prior to closing; and

(i) The real property taxes are paid through the current tax year. The Property is not, and has not been for the past five tax years, subject to any tax exemptions, deductions, rebates or other favorable tax treatment. There will not be any recapture or recovery of property taxes imposed with respect to periods prior to the Closing (including without limitation rollback taxes), or the imposition of any penalties by reason of any preferential assessment against the Property or any portion thereof.

(j) The Property has direct insurable access to publicly-dedicated rights-of-way, without the necessity of any private easements over or across the property of third parties.

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Seller will take any and all such actions as will cause all of the foregoing representations and warranties to be true and correct as of closing and will so certify to Buyer in writing at closing. All of the representations and warranties made by Seller in this Contract, including but not limited to those set forth in this Section, shall be deemed material conditions of the consummation of the transaction contemplated by this Contract and shall survive Closing.

11. Intentionally Deleted.

12. Remedies on Default; Treatment of Deposit. In the event that Seller defaults in the performance of any of Seller’s obligations, or breaches any of Seller’s representations, warranties or covenants under this Contract, Buyer shall have the right of specific performance against Seller, in addition to any and all other remedies provided in this Contract of Sale or by law or in equity; provided, in the event of any action for monetary damages against Seller, in no event shall Buyer be entitled to any damages in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate. In the event that Buyer defaults in the performance of any of its obligations under this Contract, Seller shall have, as its sole and exclusive remedy hereunder, the right to retain the Deposit as full liquidated damages for such default.

13. Brokerage. Each party hereto represents to the other that it has not discussed the transactions contemplated in this Contract with any real estate broker, agent or salesman so as to create any legal right or entitlement to claim a real estate commission or similar fee with respect to the conveyance of the Property. Buyer and Seller hereby indemnify each other against, and agree to hold each other harmless from, any and all claims, loss, liability, cost, and expenses (including reasonable attorney’s fees) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to this Contract or the conveyance of the Property. The foregoing indemnities shall survive the termination or consummation of this Contract.

14. Condemnation.

(a) Eminent Domain. In the event of any taking of all or any part of the Property by eminent domain proceedings, or the commencement of such proceedings prior to Closing, then Buyer shall have the right, exercisable by written notice to Seller, to terminate this Contract, whereupon Seller shall promptly refund to Buyer the Deposit and, except as expressly provided to the contrary herein, Seller and Buyer shall have no further rights, obligations or duties hereunder. If Buyer does not terminate this Contract, then they will proceed to close, with an assignment by Seller of all of Seller’s right, title and interest in and to any and all such awards and proceeds. Seller shall notify Buyer in writing of any eminent domain proceedings affecting the Property within two (2) days after Seller learns of such proceedings.

(b) Condemnation Letter. Notwithstanding the foregoing, the parties acknowledge and agree that condemnation proceedings have been commenced pursuant to that letter from the Forsyth County Department of Engineering dated March 2, 2018, for the Ronald Reagan Boulevard Extension County Project #PEN12 (the “Condemnation Letter”) for which Forsyth County has offered to provide just compensation for any such condemnation. Buyer hereby acknowledges receipt of the Condemnation Letter, consents to such condemnation proceedings, and waives any rights of termination granted to Buyer under Section 14(a). If the condemnation proceedings take place prior to Closing, (i) Seller shall assign any and all right, title and interest in and to any and all such awards and proceeds received pursuant to such condemnation proceedings to Buyer, and (ii) the legal description of the Property shall be adjusted accordingly. If the condemnation proceedings take place after the Closing, Buyer shall receive any and all right, title and interest in and to any and all such awards and proceeds received pursuant to such condemnation proceedings as owner of the Property.

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15. Notices. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be either (i) delivered by hand, (ii) mailed by United States registered mail, return receipt requested, postage prepaid, (iii) sent by a reputable, national overnight delivery service (e.g. , Federal Express, Airborne, etc.) or (iv) sent by facsimile (with the original being sent by one of the other permitted means or by regular United States mail) and addressed to each party at the applicable address set forth herein. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand delivery (if delivered by hand), on the third (3rd) day following deposit in the United States mail (if sent by United States registered mail), on the next business day following deposit with an overnight delivery service with instructions to deliver on the next day or on the next business day (if sent by overnight delivery service), or on the day sent by facsimile (if sent by facsimile, provided the original is sent by one of the other permitted means as provided in this Paragraph or by regular United States mail). By giving at least ten (10) days prior written notice thereof, any party hereto may, from time to time and at any time, change its mailing address hereunder.

Buyer:	Metrolina Alpharetta, LLC
108 Gateway Blvd., Suite 104
Mooresville, NC 28117
Attention: Joe Jackson

with a copy to:	The Cassarino Law Firm
445 S. Main Street, Suite 400
Davidson, North Carolina 28036
Attention: Ben J. Cassarino, Jr., Esq.

Seller:	Convergent Media Systems Corporation
190 Bluegrass Valley Parkway
Alpharetta, Georgia 30005
Attention: Kyle Cerminera

with a copy to:	Thompson Hine LLP
3900 Key Center, 127 Public Square
Cleveland, Ohio 44114
Attention: Thomas Coyne, Esq.

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16. Notice of Entry. Notwithstanding anything to the contrary in this Contract, Buyer agrees to provide not less than twenty-four (24) hours’ notice of any on-site inspections to Seller before entering the Property. The results of any inspections performed by or on behalf of Buyer shall be deemed Confidential Information and subject to the confidentially obligations set forth below. Such results shall be provided to Seller and Seller shall determine, in Seller’s sole discretion, which results require disclosure to any government agency and shall conduct any required communication with any government agency. The foregoing does not apply to any obligations of any third parties, consultants or engineers to report any conditions to any governmental agencies.

17. Confidentiality. Seller may furnish Buyer with confidential or proprietary information pursuant to this Contract, which information may include, but is not limited to, information about the condition of the Property, results of tests, inspections or sampling of the Property by or on behalf of Seller, Buyer or third parties (collectively, “Confidential Information”). Buyer agrees to (a) hold the Confidential Information in trust and confidence; (b) use the Confidential Information only in furtherance of the performance of Buyer’s obligations under this Contract; (c) not disclose the Confidential Information to anyone other than Buyer’s employees, consultants or agents to whom disclosure is necessary in order to fulfill Buyer’s obligations under this Contract; and (d) use reasonable efforts to prevent the disclosure of the Confidential Information. Buyer agrees to return to Seller all Confidential Information immediately upon request if Buyer elects not to purchase the Property. Buyer shall cause any employee to whom disclosure of Confidential Information is made to comply with these confidentiality terms both during and after employment.

18. Miscellaneous.

(a) Entire Contract. This Contract constitutes the entire agreement between the parties hereto with respect to the transaction contemplated herein; and it is understood and agreed that all undertakings, negotiations, representations, promises, inducements and agreements heretofore had between these parties are merged herein, including without limitation, the terms of the Letter of Intent, if any. This Contract may not be changed orally, but only by an agreement in writing signed by both Buyer and Seller; and no waiver of any of the provisions in this Contract shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

(b) Successors and Assigns. The provisions of this Contract shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs and permitted successors and assigns.

(c) Presumption. No presumption shall be created in favor of or against Seller or Buyer with respect to the interpretation of any term or provision of this Contract due to the fact that this Contract was prepared by or on behalf of one of said parties.

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(d) Interpretation. Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context requires otherwise. When anything is described or has been described or referred to generally is associated with that description (whether or not following the word “including”), the examples or components shall be deemed illustrative only and shall not be construed as limiting the generality of the description or reverence in any way.

(e) Captions. The captions used in connection with the paragraphs of this Contract are for reference and convenience only and shall not be deemed to construe or limit the meaning of the language contained in this Contract or be used in interpreting the terms and provisions of this Contract.

(f) Counterparts. This Contract may be executed in two or more counterparts and shall be deemed to have become effective only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the parties to the other. The execution of this Contract by facsimile or other electronic form (e.g., PDF) of signature shall be binding and enforceable as an original; provided, that any party delivering a facsimile or electronic document shall, upon the request of the other party, thereafter execute and deliver to the other party an identical original instrument, as soon as reasonably possible thereafter.

(g) Severability. If any provision of this Contract is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Contract shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Contract; and the remaining provisions of this Contract shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Contract.

(h) Governing Law. This Contract is intended to be performed in the State of Georgia and shall be construed and enforced in accordance with the laws of Georgia.

(i) Binding Effect. Each party hereto represents and warrants to the other party that the execution of this Contract and any other documents required or necessary to be executed pursuant to the provisions hereof are valid, binding obligations and are enforceable in accordance with their terms.

(j) Assignment. Buyer may freely assign this Contract without obtaining any consent from Seller so long as the assignor assumes all of Buyers obligations hereunder, and Buyer may otherwise assign this Contract upon the prior written consent of Seller, which consent shall not be unreasonably withheld.

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IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed and delivered by persons duly empowered to bind the parties to perform their respective obligations hereunder as of the day and year first above written.

BUYER:
Metrolina Alpharetta, LLC

By:	/s/ R. Joseph Jackson
R. Joseph Jackson, Member/Manager

SELLER:
Convergent Media Systems Corporation

By:	/s/ D. Kyle Cerminara

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EXHIBIT A

Legal Description

All that tract or parcel of land lying and being in Land Lots 839, 890 & 891, 2nd District, 1st Section, Forsyth County, Georgia, and being more particularly described as follows:

To find the point of beginning, commence at the southwest corner of Land Lot 890; thence along the westerly line of Land Lot 890, N 01°09’49” E a distance of 552.21 feet to a point; thence S 65°57’30” W a distance of 160.11 feet to an iron pin found and the POINT OF BEGINNING; thence S 80°42’55” W a distance of 299.38 feet to an iron pin found on the northeasterly right of way of Bluegrass Valley Parkway (right of way varies); thence along said right of way along a curve to the left, following the curvature thereof for an arc distance of 114.81 feet, said curve having a radius of 66.00 feet and being subtended by a chord of N 39°13’57” W 100.87 feet to an iron pin found; thence leaving said right of way N 00°45’13” E a distance of 682.90 feet to an iron pin found; thence S 74°34’10” E a distance of 387.04 feet to a 1 inch open top pipe found; thence N 53°07’57” E a distance of 230.56 feet to an iron pin found; thence S 61°56’45” E a distance of 68.84 feet to an iron pin found; thence N 69°36’55” E a distance of 236.28 feet to an iron pin found; thence S 03°04’24” E a distance of 135.87 feet to an iron pin found; thence S 14°17’50” W a distance of 292.83 feet to an iron pin found; thence S 03°26’58” W a distance of 194.77 feet to an iron pin found; thence S 80°30’22” W a distance of 0.14 feet to a point; thence S 65°57’30” W a distance of 291.71 feet to the POINT OF BEGINNING. Said tract contains 11.933 acres.

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EXHIBIT B

Form of Lease Agreement

(See attached)

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